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                                  EXHIBIT 99.1

            [WELLS FARGO BANK MINNESOTA, N.A. (FORMERLY NORWEST BANK
                           MINESOTA, N.A.) LETTERHEAD]

Wells Fargo Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, MD  21045
Attn:  Diane TenHoopen

RE: ANNUAL STATEMENT AS TO COMPLIANCE FOR AMERICAN RESIDENTIAL EAGLE BOND TRUST, COLLATERALIZED HOME EQUITY BONDS, SERIES 1999-2

Dear Ms. TenHoopen

Per Section 3.h.i of the Master Servicing Agreement, dated as of July 01, 1999 the undersigned Officer of Wells Fargo Bank Minnesota, N.A. hereby certifies the following for the 1999 calendar year or portion thereof;

(a) That such Officer's has reviewed the activities of the master Servicer during the preceding calendar year or portion thereof and its performance under such Agreement;

(b) That to the best of such Officer's knowledge, based on such review, the Master Servicer has performed and fulfilled its duties, responsibilities and obligations under each such Agreement in all material respects throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof;

(c) That nothing has come to the attention of such Officer to believe that the Servicer has failed to perform any of its duties, responsibilities and obligations under its Servicing Agreement in all material respects throughout such year, or, if there has been a material default in the performance or fulfillment of any such duties, responsibilities or obligations, specifying each such default know to such Officer and the Nature and status thereof, and

(d) That the Master Servicer has received from the Servicer such Servicer's annual certificate of compliance and a copy of the Servicer's annual audit report, in each case to the extent required under the Underlying Agreement, or, if any such certificate or report has not been received by the Master Servicer, the Master Servicer is using its best reasonable efforts to obtain such certificate or report.

Certified:                                            Certified:

By: /s/ Lisa M. Sliker                                By: /s/ Barry Akers
Name:  Lisa M. Sliker                                 Name: Barry Akers
Title:  Vice President                                Title: Vice President